Exhibit 99.1
NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Company contact:
Stephen C. Jumper, President and CEO
Christina W. Hagan, CFO
(800) 332-9766
www.dawson3d.com
DAWSON GEOPHYSICAL REPORTS
FIRST QUARTER RESULTS
Average Channel Count Per Crew
Continues to Grow
MIDLAND, Texas, February 2, 2011/PR Newswire/ — Dawson Geophysical Company (NASDAQ DWSN) today reported revenues of $72,653,000 for the quarter ended December 31, 2010, the Company’s first quarter of fiscal 2011, compared to $36,330,000 for the same quarter in fiscal 2010, an increase of 100 percent. Net loss for the first quarter of fiscal 2011 was $1,667,000 compared to net loss of $4,216,000 in the same quarter of fiscal 2010. Loss per share for the first quarter of fiscal 2011 was $0.21 compared to loss per share of $0.54 for the first quarter of fiscal 2010. EBITDA for the first quarter of fiscal 2011 was $4,899,000 compared to a loss of $211,000 in the same quarter of fiscal 2010.
The revenue increase in the quarter was primarily the result of the previously announced redeployment of three data acquisition crews during fiscal 2010, increased channel count per crew and improved utilization rates on existing crews. Revenues in the quarter continued to include unusually high third-party charges related to the use of helicopter support services, specialized survey technologies and dynamite energy sources. The sustained level of these charges is driven by the Company’s continued operations in areas with limited access such as the Appalachian Basin, East Texas, and Arkansas. The Company is reimbursed for these expenses by its clients.
Stephen Jumper, President and CEO of Dawson Geophysical Company, said, “The first quarter of fiscal 2011 results were remarkably improved from the same quarter of fiscal 2010. Increased exploration activity across oil and liquid-rich basins, combined with improving operational efficiencies and crew utilization rates drove much of our first quarter improvement. Although intermittent weather and permit issues along with the normal first quarter issues of shorter days and the holiday season negatively impacted our first quarter results, we are seeing a strong increase in activity from the prior year.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
First Quarter 2011 Highlights
•	Increased activity across oil and liquid-rich basins with continued activity in large natural gas shale basins such as the Bakken, Niobrara, Eagle Ford, Marcellus, Haynesville, Fayetteville and Barnett;

•	Operated twelve data acquisition crews;

•	Increased channel count per crew;

•	Continued strengthening in order book;

•	Increase in requests for proposals;

•	Took delivery of ten new vibrator energy source units;

•	Took delivery of additional 2,000 four-channel OYO GSR units complete with 3-C geophones and began taking delivery of 10,000 channels of OYO GSR single-channel units completed in January
Jumper continued, “Demand for our services continues to grow. An increasing number of our projects are requiring higher channel counts in an effort to obtain higher resolution images. While we remain in a competitive pricing environment and weather conditions in the early part of the second quarter of fiscal 2011 have been difficult, this increased demand is helping to increase short-term utilization rates and allow us to take advantage of increased crew efficiencies and productivity. Although our clients may cancel their service contracts on short notice, we believe our current order book reflects commitment levels sufficient to maintain operations for twelve crews through the middle of calendar 2011.”
As previously announced, the Company’s Board of Directors has approved a $35,000,000 capital budget for fiscal 2011 which has been used in part to purchase the additional 2,000 stations of OYO GSR four-channel units with 3-C geophones, 10,000 OYO GSR single-channel units and ten vibrator energy source units, and the remainder will be used to meet necessary maintenance requirements during fiscal 2011. The addition of the four-channel OYO GSR recording equipment will allow the Company to record 12,000 channels of multi-component data or up to 16,000 channels of conventional seismic data either as a stand alone system or as added channel count and increases flexibility for the Company’s existing ARAM recording systems. As of February 1, 2011, the Company owns approximately 26,000 OYO GSR channels.
Jumper concluded, “We are very encouraged as we enter fiscal 2011. Exploration activity is on the rise. Many of our highly valued clients are seeking to further lower their finding and development costs and gain access to increased subsurface resolution. We believe that seismic data continues to be the best technology to achieve these goals. Our experienced professionals and our debt-free balance sheet with $75 million of working capital continue to put us in a position to meet our clients’ demands.”

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
Dawson Geophysical Company is the leading provider of U.S. onshore seismic data acquisition services as measured by the number of active data acquisition crews. Founded in 1952, Dawson acquires and processes 2D, 3D and multi-component seismic data solely for its clients, ranging from major oil and gas companies to independent oil and gas operators as well as providers of multi-client data libraries.
This press release contains information about the Company’s EBITDA, a non-GAAP financial measure as defined by Regulation G promulgated by the U.S. Securities and Exchange Commission. The Company defines EBITDA as net income (loss) plus interest expense, income taxes, depreciation and amortization expense. The Company uses EBITDA as a supplemental financial measure to assess:
•	the financial performance of its assets without regard to financing methods, capital structures, taxes or historical cost basis;

•	its liquidity and operating performance over time in relation to other companies that own similar assets and that the Company believes calculate EBITDA in a similar manner; and

•	the ability of the Company’s assets to generate cash sufficient for the Company to pay potential interest costs.
The Company also understands that such data are used by investors to assess the Company’s performance. However, the term EBITDA is not defined under generally accepted accounting principles, and EBITDA is not a measure of operating income, operating performance or liquidity presented in accordance with generally accepted accounting principles. When assessing the Company’s operating performance or liquidity, investors and others should not consider this data in isolation or as a substitute for net income (loss), cash flow from operating activities or other cash flow data calculated in accordance with generally accepted accounting principles. In addition, the Company’s EBITDA may not be comparable to EBITDA or similarly titled measures utilized by other companies since such other companies may not calculate EBITDA in the same manner as the Company. Further, the results presented by EBITDA cannot be achieved without incurring the costs that the measure excludes: interest, taxes, depreciation and amortization. A reconciliation of the Company’s EBITDA to its net income (loss) is presented in the table following the text of this press release.

NEWS RELEASE
Dawson Geophysical Company
508 W. Wall, Suite 800
Midland, TX 79701
In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Dawson Geophysical Company cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may materially affect the Company’s actual results of operations. These risks include but are not limited to the volatility of oil and natural gas prices, dependence upon energy industry spending, disruptions in the global economy, industry competition, delays, reductions or cancellations of service contracts, high fixed costs of operations, external factors affecting our crews such as weather interruptions and inability to obtain land access rights of way, whether we enter into turnkey or term contracts, crew productivity, limited number of customers, credit risk related to our customers, the availability of capital resources and operational disruptions. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended September 30, 2010. Dawson Geophysical Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

DAWSON GEOPHYSICAL COMPANY
STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
	2010	2009
	(Unaudited)	(Unaudited)
Operating revenues	$72,653,000	$36,330,000
Operating costs:
Operating expenses	66,160,000	34,719,000
General and administrative	2,178,000	1,854,000
Depreciation	7,132,000	6,477,000

	75,470,000	43,050,000
Loss from operations	(2,817,000)	(6,720,000)
Other income:
Interest income	25,000	30,000
Other income	559,000	2,000

Loss before income taxes	(2,233,000)	(6,688,000)
Income tax benefit	566,000	2,472,000
Net loss	$(1,667,000)	$(4,216,000)

Basic loss per common share	$(0.21)	$(0.54)

Diluted loss per common share	$(0.21)	$(0.54)

Weighted average equivalent common shares outstanding	7,786,472	7,771,791

Weighted average equivalent common shares outstanding-assuming dilution	7,786,472	7,771,791

DAWSON GEOPHYSICAL COMPANY
BALANCE SHEETS

	December 31,	September 30,
	2010	2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,997,000	$29,675,000
Short-term investments	12,498,000	20,012,000
Accounts receivable, net of allowance for doubtful accounts of $537,000 and $639,000 at December 31, 2010 and September 30, 2010, respectively	58,852,000	57,726,000
Prepaid expenses and other assets	13,867,000	7,856,000
Current deferred tax asset	2,529,000	1,764,000

Total current assets	111,743,000	117,033,000
Property, plant and equipment	273,991,000	248,943,000
Less accumulated depreciation	(135,377,000)	(130,900,000)

Net property, plant and equipment	138,614,000	118,043,000

Total assets	$250,357,000	$235,076,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,636,000	$14,274,000
Accrued liabilities:
Payroll costs and other taxes	3,005,000	3,625,000
Other	8,574,000	7,963,000
Deferred revenue	2,665,000	204,000

Total current liabilities	36,880,000	26,066,000

Deferred tax liability	24,255,000	18,785,000
Stockholders’ equity:
Preferred stock-par value $1.00 per share; 5,000,000 shares authorized, none outstanding	—	—
Common stock-par value $.33 1/3 per share; 50,000,000 shares authorized, 7,908,335 and 7,902,106 shares issued and outstanding at December 31, 2010 and September 30, 2010, respectively	2,636,000	2,634,000
Additional paid-in capital	91,072,000	90,406,000
Other comprehensive income, net of tax	—	4,000
Retained earnings	95,514,000	97,181,000

Total stockholders’ equity	189,222,000	190,225,000

Total liabilities and stockholders’ equity	$250,357,000	$235,076,000

Reconciliation of EBITDA to Net Loss

	Three Months Ended
	December 31,
	2010	2009
	(in thousands)
Net loss	$(1,667)	$(4,216)
Depreciation	7,132	6,477
Income tax benefit	(566)	(2,472)

EBITDA	$4,899	$(211)

Reconciliation of EBITDA to Net Cash Provided by Operating Activities

	Three Months Ended
	December 31,
	2010	2009
	(in thousands)
Net cash provided by operating activities	$3,214	$959
Changes in working capital items and other	2,300	(524)
Noncash adjustments to income	(615)	(646)

EBITDA	$4,899	$(211)